SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                             INFORMATION REQUIRED IN
                                 PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the  registrant  [ ]

Check the  appropriate  box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy  Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          HURON NATIONAL BANCORP, INC.
                (Name of registrant as specified in its charter)


    (Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
         (1)     Title of each class of securities to which transaction applies:
         (2)     Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)     Proposed maximum aggregate value of transaction:
         (5)     Total fee Paid:
[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:
         (2)      Form, schedule, or registration statement no.:
         (3)      Filing party:
         (4)      Date filed:

HURON NATIONAL BANCORP, INC.




April 7, 2000

To our Shareholders:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Huron National Bancorp, Inc. This year's meeting will be held at 200 East Erie Street, Rogers City, Michigan on Wednesday, April 26, 2000 at 10:00 a.m. The business items to be acted on during the Annual Meeting are listed in the Notice of Annual Meeting and are described more fully in the Proxy Statement.

     Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope.

     Along with the other members of the Board of Directors, I look forward to the opportunity of greeting personally those shareholders who are able to attend the Annual Meeting.

Sincerely,


/s/ Michael L. Cahoon
Michael L. Cahoon
President and Chief Executive Officer


                  200 East Erie Street, Rogers City, MI 49779
        Phone (517) 734-4734 Fax (517) 734-4737 Email hnb@george.ihi.net

                NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS OF
                          HURON NATIONAL BANCORP, INC.


--------------------------------------------------------------------------------
10:00 a.m., April 26, 2000
Huron National Bank Meeting Room
200 East Erie Street
Rogers City, MI  49779
--------------------------------------------------------------------------------


April 7, 2000

To our Shareholders:

     The 2000 Annual Meeting of Shareholders of Huron National Bancorp, Inc. will be held at Huron National Bank's Meeting Room, 200 East Erie Street, Rogers City, Michigan on Wednesday, April 26, 2000 at 10:00 a.m. Shareholders will act on the following matters:


         (1)      Election of three directors to serve for terms of three years;

         (2) Transaction of such other business as may properly come before the Annual Meeting, or any adjournments.

     Shareholders of record at the close of business on March 17, 2000 are entitled to receive notice of and to vote at the Annual Meeting.

     You are invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the Annual Meeting in person, your Board of Directors urges you to vote, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,


/s/ Paulette D. Kierzek
Paulette D. Kierzek
Secretary

Huron National Bancorp, Inc.


                                 PROXY STATEMENT

     The Board of Directors of Huron National Bancorp, Inc., (the "Corporation") solicits your proxy for use at the Annual Meeting of Shareholders to be held on Wednesday, April 26, 2000 at 10:00 a.m., and at any adjournments. This Proxy Statement and a proxy card are scheduled to be mailed to shareholders beginning April 7, 2000.

In the following pages, you will find information on your Board of Directors, both the candidates proposed for election and continuing Directors. The information in this Proxy Statement has been supplied to you to help you decide how to vote.

     As of March 17, 2000, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 62,500 outstanding shares of Common Stock of the Corporation. Each outstanding share is entitled to one vote on all matters, which may come before the Annual Meeting.

     You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Sending in a signed proxy will not affect your right to attend the Annual Meeting and vote. A shareholder who gives a proxy may revoke it at any time before it is exercised by notifying the Secretary of the Corporation in writing before the proxy is exercised, by delivering to the Secretary a proxy bearing a later date, or by attending the Annual Meeting and voting in person.


PROPOSAL 1 - ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide that the Board of Directors, which currently consists of nine members, be divided into three classes, as equal in number as possible, with the classes to hold office for staggered terms of three years each. The Board has nominated incumbent directors Ervin Nowak, Marvin Beatty and Eugene McLean for reelection as directors for three-year terms expiring at the 2003 annual meeting.

     The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless directed otherwise on the Proxy Card. If a nominee is not available for election as a director at the time of the annual meeting (a situation which is not now anticipated), the Board may designate a substitute nominee, in which case the accompanying proxy will be voted for the substituted nominee.

     A vote of the shareholders holding a plurality of the shares present in person or represented by proxy is required to elect directors. Accordingly, the three individuals who receive the greatest number of votes cast at the meeting will be elected as directors. For purposes of counting votes on the election of directors, abstentions, broker nonvoters, and shares otherwise withheld from voting will not be counted as shares voted and will not have a bearing on the outcome of the election.

     The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

     Information concerning the three nominees and the six continuing Board members is set forth below.

   Nominees for Election as Directors for three-year Terms to Expire in 2003
--------------------------------------------------------------------------------

Ervin Nowak, 68, Director since 1980

Mr. Nowak is currently President of Builders Mart, Inc., a window, glass and wood Retail Company and President of Nautical City Enterprises, Inc., a commercial real estate rental. Mr. Nowak also serves as Chairman of the Board of Directors of Huron National Bancorp, Inc. and the Bank.

Marvin Beatty, 65, Director since 1980

Mr. Beatty is a Real Estate Broker and Appraiser and owns and operates State Wide Realty of Onaway. Mr. Beatty also serves as Vice-Chairman of Huron National Bancorp, Inc. and the Bank.

Eugene McLean, 74, Director since 1980

Mr. McLean is a retired Great Lakes Shipping Captain.



                 Continuing Directors Whose Terms Expire in 2001
--------------------------------------------------------------------------------

Michael L. Cahoon, 66, Director since 1984

Mr. Cahoon has been President and Chief Executive Officer since the acquisition of Huron National Bank as a wholly owned subsidiary in May of 1990.

Donald A. Hampton, 59, Director since 1982

Mr. Hampton owns and operates Hampton's IGA, Inc. Supermarkets with locations in Rogers City, Harrisville and Ossineke. In addition, he is a partner and President of the Buoy, Inc. Restaurant located in Rogers City.

John S. Tierney, 51, Director since 1997

Mr. Tierney owns Tierney & Williams, Inc. He is President of 211 Bar & Restaurant, a partner of Knost Cottages Resort on Black Lake for approximately 25 years and is a co-founder of Aurora Gas, a public utility. Mr. Tierney has served as Secretary and Treasurer of Aurora Gas since 1984.



                 Continuing Directors Whose Terms Expire in 2002
--------------------------------------------------------------------------------

Leon Delekta, 73, Director since 1980

Mr. Delekta is a retired owner and operator of Delekta & Sons, a Potato Farm and Truck Transportation Company.

Lynwood Lamb, 64, Director since 1981

Mr. Lamb is a retired President of a pharmaceutical company. He is currently serving in the capacity of an Investment Advisor.

Louis D. Dehring, 68, Director since 1980

Mr. Dehring is a retired Marine Engineer and currently owner and operator of Paull's Investments, a real estate firm.

COMMITTEES OF THE BOARD OF DIRECTORS

The same individuals serve on the Board of Directors of the Corporation and the Bank. The Corporation's Board of Directors had six meetings in 1999. Each Director attended at least 75% of all Board of Directors' and Committee Meetings of the Corporation for which they were eligible to attend.

The Board of Directors has established the following committees, the member of which are appointed annually by the Board of Directors: 1) an Audit Committee;
2) an Executive Committee; and 3) Compensation Committee.

The Executive Committee meets on an "as needed" basis and exercises the power of the Board of Directors on such matters as loans and investment securities and approvals between regular Board Meetings. All actions of this Committee are reviewed and ratified by the full Board of Directors. This Committee consists of Messrs. Nowak, McLean, Beatty, Hampton and Delekta. There were two meetings held in 1999.

The Audit or Examination Committee in 1999 was composed of the entire Board. This Committee met thirteen times and recommends the selection of the Company's independent auditors; reviews the scope of audit procedures, the results of the respective audits and audit recommendations to management.

The Compensation Committee in 1999 was also composed of the entire Board. This Committee meets annually to review compensation of staff and executive officers and all employee benefit programs. It met twice in 1999.

The Board of Directors held one Organizational Meeting in 1999, at which these committees were established. The regular Bank Board meetings were held on the third Monday of each month except in April of 1999 when the Annual Meeting, Organizational Meeting and monthly Meeting were held the last Wednesday of the month.


VOTING SECURITIES AND BENEFICIAL OWNERSHIP OF DIRECTORS AND OFFICERS

At March 17, 2000, the Corporation had outstanding 62,500 shares of common stock, par value $10.00 p er share. Shareholders are entitled to one vote for each full share of common stock registered in their names at the close of business on March 17, 2000, the record date fixed by the Board of Directors. The inspectors of the meeting, who are appointed by the Corporation, count votes cast at the meeting and submitted by proxy.

The information in the following table sets forth the beneficial ownership of the Corporation's common stock, as of March 17, 2000, owned by each director of the Corporation and by all directors and executive officers of the Corporation as a group.

                                                   Amount and Nature of          Percent of
Name and Beneficial Owner                         Beneficial Ownership (1)          Class
-----------------------------------                ---------------------            -----
Marvin Beatty                                              2,040                    3.26%
Michael L. Cahoon                                          1,075(2)                 1.72%
Louis D. Dehring                                           2,933(3)                 4.69%
Leon Delekta                                                 308                    0.49%
Donald A. Hampton                                            923(4)                 1.48%
Lynwood Lamb                                               5,183(5)                 8.29%
Eugene McLean                                              3,849(6)                 6.16%
Ervin Nowak                                                1,472(7)                 2.36%
John S. Tierney                                              125                    0.20%
                                                        --------                 --------
All directors and executive officers of the
Corporation as a group (eleven persons)                   18,113                   28.98%
                                                        ========                 =========

(1) Unless otherwise indicated in the following footnotes, each director or officer has sole voting and investment power or shares voting and investment power with his spouse under joint ownership.
(2) Michael L. Cahoon Trust with Michael L. Cahoon as Trustee owns all of the shares except for 75 shares owned by Mr. Cahoon's spouse.
(3) Louis D. Dehring Trust with Louis D. Dehring as Trustee owns all of the shares.
(4) All of the shares are owned by Donald and Mary Lou Hampton Trust with Donald Hampton as a Trustee.
(5) Of the shares owned by Lynwood Lamb, 1,650 shares are held by the Lamb Retirement Trust and 3,533 by the Lamb Trust, both of which Mr. Lamb is Trustee and the former of which Mr. Lamb disclaims beneficial ownership.
(6)  The McLean Trust with Eugene McLean as Trustee owns all of the shares.
(7) Ervin Nowak Trust with Ervin Nowak as Trustee owns all of the shares except for 736 shares owned by Mr. Nowak's spouse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 17, 2000, no person was known by Management of the Corporation to be the beneficial owner of more than 5 percent of the outstanding common stock of the Corporation except as follows:

------------------------------------------------------------------------------------------------------
                                                                Amount and Nature of        Percent of
Title of Class        Name and Address of Beneficial Owner      Beneficial Ownership          Class
--------------        ------------------------------------      --------------------          -----
Common Stock          Lynwood Lamb                                    5,183(1)                8.29%
                          P.O. Box 777
                          Bay City, MI  49706
Common Stock          Eugene McLean                                   3,849(2)                6.16%
                          255 S. Third Street
                          Rogers City, MI  49779
------------------------------------------------------------------------------------------------------

(1) Mr. Lamb, a director of the Corporation, disclaims beneficial ownership of 1,650 shares, which are held by the Lamb Retirement Trust of which Mr. Lamb is the Trustee.
(2)  The McLean Trust with Eugene McLean as Trustee own all of the shares.


SUMMARY COMPENSATION TABLE

The following table sets forth the compensation received by the Corporation's Chief Executive Officer for each of the three years ended December 31, all of which were paid by the Bank.

                                            Annual Compensation                 All Other
    Name & Principal Position           Year      Salary     Bonus           Compensation (1)
    -------------------------           ----      ------     -----           ----------------
    Michael L. Cahoon                   1999      $61,668    $10,976              $8,579
    President and                       1998      $59,668    $10,080              $8,072
    Chief Executive Officer             1997      $58,168    $ 8,845              $8,038

(1) Includes Board Fees, and Company contribution to the SEP Plan on behalf of the employee.

The aggregate compensation paid to the three executive officers as a group, was $199,068, for the year ended December 31, 1999. The other two executives are Dale L. Bauer and Paulette D. Kierzek. Mr. Bauer, 49, has served as Vice-President of Huron National Bank since 1980. Mrs. Kierzek, 50, is Chief Financial Officer of Huron National Bancorp, Inc., and for more than five years prior hereto, served as Secretary to the Board of Directors and Cashier of Huron National Bank.

Each director and officer is paid a monthly board fee of $450. No additional fees are paid for serving as a director or officer of the Corporation.


OTHER TRANSACTIONS

During 1999, the subsidiary Bank of the Corporation had outstanding and entered into credit relationships and other transactions with directors and executive officers of the Corporation and their associates in the ordinary course of business. The loans and extensions of credit included in such transactions: (1) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other; (2) did not involve more than the normal risk of collectibility or present other unfavorable features; and (3) were repaid as scheduled or, to the extent still outstanding, remain current in their respective repayment schedules.


RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Crowe, Chizek and Company LLP, independent public accountants for the year ended December 31, 1999, have examined the financial statements of the Corporation. Representatives of Crowe, Chizek and Company, LLP are not expected to be present at the Annual Meeting to respond to questions, although such representatives have the opportunity to be present and make a statement if they desire to do so. The Board of Directors has reappointed Crowe, Chizek and Company LLP, as the independent public accountants of the Corporation for the year ending December 31, 2000.

LITIGATION

The Corporation is not involved in any material legal proceedings. The Bank is involved in routine proceedings in the ordinary course of its business; however, no such proceedings are expected to result in any material adverse effect on the operations or earnings of the Bank.

SHAREHOLDER PROPOSALS

Any shareholder proposal to be considered by the Corporation for inclusion in the 2001 Annual Meeting of Shareholders proxy material must be received by the Corporation no later than December 15, 2000.

EXPENSES OF SOLICITATION

The costs of the solicitation of proxies, including the cost of reimbursing expenses for forwarding proxy statements and proxies to their principals and obtaining their proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by a few regular employees of the Corporation without additional compensation.

OTHER BUSINESS

The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the proxy will be voted in respect thereof in accordance with the best judgement of the persons authorized therein, and discretionary authority to do so is included in the proxy. If the Corporation receives notice of a shareholder proposal after February 22, 2001, the persons named as proxies for the 2001 Annual Meeting of Shareholders will have discretionary voting authority to vote on that proposal at the meeting.

The Annual Report of the Corporation for 1999 is included with this Proxy Statement. Copies of the report will also be available for all shareholders attending the Annual Meeting.

Shareholders are urged to sign and return the enclosed proxy in the enclosed postage-paid envelope. A prompt response will be helpful and appreciated.


BY ORDER OF THE BOARD OF DIRECTORS,



/s/ Paulette D. Kierzek
Paulette D. Kierzek
Secretary

April 7, 2000



FORM 10-K ANNUAL REPORT

The Corporation will provide (without charge) to any shareholders solicited hereby a copy of its 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission upon the written request of such shareholder. Requests should be directed to the Corporation's Secretary, Paulette D. Kierzek, 200 E. Erie Street, P.O. Box 240, Rogers City, MI. 49779.

                              PRESIDENT'S MESSAGE

                          HURON NATIONAL BANCORP, INC.
                                 April 7, 2000

To Our Shareholders and Customers:

Our financial performance in 1999 demonstrated that building on our core strengths, relying on our employees and maintaining our focus on our customers is generating increased value for our shareholders. This strategy addresses the new challenges of the financial services business: changes in the marketplace, competition and the introduction of new technologies to serve our customers.

This year's financial highlights our success. Net income rose to $419,519 up 10.34% over the previous year. Return on common shareholders' equity was 8.89%; and earnings per share climbed from $6.08 to $6.71. Dividends paid per common share increased for the 10th consecutive year to $2.00 per share. Deposits grew to $33,447,000 and loans, net of provision for possible loan losses totaled
$26,522,000 an increase of $3,143,000 over 1998. Total assets increased to $36,879,000, an increase of 6.19% over 1998.

Our core strengths-productivity, diversification, customer satisfaction and our employees-provide us with continuity and a sense of direction. Although each of these strengths is important to our success, it is our people who set the Bank apart from other financial institutions. We built our business on the strength of our employees, and relationships between our employees and customers.

We expect our financial performance to continue largely because the building blocks are in place to maintain our momentum and achieve our goals. For our customers, we will continue to focus on their needs, delivering the highest quality service. For our employees, we will continue to be a great place to work. For the communities we serve, we will continue our tradition of support. And for our shareholders, we will continue to generate strong returns and build long-term value.

The Anuual Meeting date is April 26, 2000 and we look forward to having you attend.

Sincerely,

/s/ M.L. Cahoon
M.L. Cahoon
President & CEO

                          HURON NATIONAL BANCORP, INC.

                                    CONTENTS
--------------------------------------------------------------------------------


SELECTED FINANCIAL DATA...................................................   1


TWO YEAR SUMMARY OF COMMON STOCK DATA BY QUARTER..........................   2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....................................   3


BUSINESS..................................................................   9


DIRECTORS AND EXECUTIVE OFFICERS..........................................  10


CONSOLIDATED FINANCIAL STATEMENTS:

     Report of Independent Auditors.......................................  11

     Consolidated Balance Sheets..........................................  12

     Consolidated Statements of Income....................................  13

     Consolidated Statements of Changes in Shareholders' Equity...........  14

     Consolidated Statements of Cash Flows................................  15

     Notes to the Consolidated Financial Statements....................... 16-25

                          HURON NATIONAL BANCORP, INC.
                             SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                              For the Year Ended December 31,
SUMMARY OF OPERATIONS                                 1999             1998              1997             1996             1995
---------------------                                 ----             ----              ----             ----             ----
     Total interest income                        $ 2,595,526      $ 2,445,180       $ 2,308,579      $ 2,195,890      $ 1,990,838
     Total interest expense                         1,189,450        1,151,318         1,117,854        1,075,226          870,052
                                                  -----------     ------------      ------------     ------------     ------------
     Net interest income                            1,406,076        1,293,862         1,190,725        1,120,664        1,120,786
     Provision for loan losses                         12,000           21,000            36,000           36,000           33,500
                                                  -----------     ------------      ------------     ------------     ------------
     Net interest income after provision
       for loan losses                              1,394,076        1,272,862         1,154,725        1,084,664        1,087,286
     Noninterest income                               119,945          132,034           135,432          147,347          181,258
     Noninterest expense                              905,009          865,599           818,870          786,566          823,719
                                                  -----------     ------------      ------------     ------------     ------------
     Income before income tax                         609,012          539,297           471,287          445,445          444,825
     Provision for income tax                         189,493          159,097           133,356          138,507          138,618
                                                  -----------     ------------      ------------     ------------     ------------

          NET INCOME                                $ 419,519        $ 380,200         $ 337,931        $ 306,938        $ 306,207
                                                  ===========     ============      ============     ============     ============


AVERAGE SHARES OUTSTANDING                             62,500           62,500            62,500           62,500           62,500
--------------------------

PER SHARE DATA
--------------
     Basic and diluted earnings                        $ 6.71           $ 6.08            $ 5.41           $ 4.91           $ 4.90
     Cash dividends                                      2.00             1.80              1.60             1.50             1.25
     Book value, end of year                            51.00            47.25             42.85            39.03            35.76

TOTAL AVERAGE EQUITY (000's)                          $ 3,148          $ 2,864           $ 2,493          $ 2,363          $ 2,141
----------------------------

TOTAL AVERAGE ASSETS (000's)                         $ 35,418         $ 33,061          $ 31,238         $ 29,661         $ 26,395
----------------------------

RATIOS
------
     Return on average total assets                     1.18%            1.15%             1.08%            1.03%            1.16%
     Average shareholders' equity to average
       total assets*                                    8.89%            8.66%             7.98%            7.97%            8.11%
     Return on average shareholders' equity*           13.32%           13.28%            13.56%           12.99%           14.30%
     Dividend payout ratio (dividends divided
       by net income)                                  29.80%           29.59%            29.59%           30.54%           25.51%

PERIOD END TOTALS (000's)
-------------------------

     Total assets                                    $ 36,879         $ 34,729          $ 31,615         $ 30,292         $ 27,752
     Total loans                                       26,704           23,558            19,854           19,186           17,721
     Total deposits                                    33,447           31,455            28,712           27,594           25,277
     Shareholders' equity                               3,188            2,953             2,678            2,440            2,235

* Average shareholders' equity includes net average unrealized gain/loss on securities available for sale.

                TWO YEAR SUMMARY OF COMMON STOCK DATA BY QUARTER

There is no established trading market in the Company's common stock. Such sales generally occur in Presque Isle County, Michigan. The following table summarizes sales the Company has knowledge of occurring during the last two years. Where known, the average sales price is given. Because the shares are sold infrequently and not on any exchange, the numbers shown cannot necessarily be considered to be an accurate reflection of true market value.

                                             1999                                         1998
                                             ----                                         ----
                                 Number of         Average Price            Number of            Average Price
                                  Shares             Per Share               Shares               Per Share
                                  ------             ---------               ------               ---------
         First Quarter          75                  $40.00                    50                 Price Unknown

         Second Quarter         100                 $40.00                    25                   $40.00
                                180                 $38.00                   150                   $39.00

         Third Quarter          56                  $38.00                    50                   $38.00
                                20                  $42.00

         Fourth Quarter         10                  Price Unknown             10                   $40.00
                                 1                  $38.00

As of December 31, 1999, the Company's shareholder list reflected approximately 622 shareholders of record and there were 62,500 shares of common stock issued and outstanding.

Dividends declared per share were $2.00 and $1.80 during 1999 and 1998, respectively.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


This section presents information relevant to understanding and assessing the consolidated financial condition and results of operations of Huron National Bancorp, Inc. and its wholly-owned subsidiary, Huron National Bank. This discussion should be read in conjunction with the consolidated financial statements and related footnotes contained elsewhere in this report.


SUMMARY
Net income of $419,519 was reported in 1999 compared to net income of $380,200 in 1998 and $337,931 in 1997. Basic and diluted earnings per share was $6.71 in 1999 compared to $6.08 in 1998 and $5.41 in 1997. For 1999, return on average assets and average equity equaled 1.18% and 13.32%, respectively. This compares to 1.15% and 13.28% in 1998 and 1.08% and 13.56% in 1997.

As of year-end, total assets were $36,879,034, an increase of $2,150,355 or 6.19% over December 31, 1998. Total loans increased $3,145,845 at December 31, 1999 when compared to December 31, 1998, while securities decreased $260,616 and cash and cash equivalents decreased by $685,846 for the same period. These increases were funded by growth in customer deposits. In total, the Bank's deposits increased from $31,454,714 in 1998 to $33,447,444 in 1999, with time deposits growth of $726,084 and interest bearing transaction accounts of $643,613. Customers are now committing funds for extended periods of time.

Shareholders' equity as a percent of assets increased to 8.64% at December 31, 1999 compared to 8.50% for December 31, 1998. This is the result of the Company's earnings keeping pace with asset growth.


RESULTS OF OPERATIONS

Analysis of Net Interest Income
The difference between interest generated by the Bank's earning assets and interest paid on liabilities is referred to as net interest income, the most significant component of the Bank's earnings. In 1998, net interest income, on a fully tax equivalent basis increased by $100,000 compared to 1997. The increase in the level of deposits partially offset the positive impact on net interest income from the increase in interest earning assets.

The following table summarizes the increases in net interest income.

         Net Interest Income
          (In thousands; fully taxable equivalent basis)           1999              1998             1997
        ------------------------------------------------           ----              ----             ----
        Interest Income                                          $ 2,595            $ 2,487            $ 2,354
        Interest Expense                                           1,189              1,151              1,118
                                                               ---------          ---------         ----------

        Net Interest Income                                      $ 1,406            $ 1,336            $ 1,236
                                                               =========          =========         ==========

        Increase in Net Interest Income                             $ 70              $ 100               $ 90
        Percent Increase of Net Interest Income                    5.24%              8.00%              7.88%

The two variables that have the most significant effect on the change in the net interest income are volume and rate. Below is a chart which illustrates the impact of changes in these two important variables for 1998 and 1997.

  Change in Net                                                1999 Over 1998                           1998 Over 1997
  Interest Income (1)                                          Change Due to:                           Change Due to:
     (In thousands; fully taxable equivalent basis)    Volumes       Rate         Total        Volume         Rate         Total
  -------------------------------------------------    -------       ----         -----        ------         ----         -----
  Interest Income
       Loans                                           $  259        $ (50)        $ 209        $ 177         $ (31)       $ 146
       Taxable securities                               $  31           (9)        $  22          (28)            2          (26)
       Tax-exempt securities                              (46)           0           (46)         (16)            4          (12)
       Federal funds sold and other                       (39)         (12)          (51)          25             0           25
                                                      -------        -----         -----        -----         -----        -----
           Total Interest Income                          205          (71)          134          158           (25)         133
                                                      -------        -----         -----        -----         -----        -----

  Interest Expense
       Interest bearing DDA                                 7          (21)          (14)          (1)           (5)          (6)
       Savings                                             12          (16)           (4)           4            (5)          (1)
       Time deposits                                       64          (48)           16           70           (30)          40
                                                      -------        -----         -----        -----         -----
            Total Interest Expense                         83          (85)           (2)          73           (40)          33
                                                      -------        -----         -----        -----         -----        -----
  Net Interest Income                                   $ 122         $ 14         $ 136         $ 85          $ 15          100
                                                      =======        =====         =====        =====         =====

     (1) For purposes of these tables, changes in interest due to volume and rate were determined as follows:

          Volume Variance-change in volume multiplied by the previous year's rate.

          Rate Variance-change in rate multiplied by the previous year's volume.

          Rate/Volume Variance-change in volume multiplied by the change in rate. This variance was allocated to volume variance and rate variance in proportion to the relationship of the absolute dollar amount of the change in each.


Analysis of the Bank's net yield on earning assets is also used to evaluate changes in net interest income. The net yield on earning assets employs an effective cost of funds by recognizing interest-free liabilities and shareholders' equity which fund earning assets, and is computed by dividing net interest income by earning assets.

The  table  below   summarizes   the  Company's   average   balances,   interest
income/expense, interest rates, net yield on earning assets, and interest rate spread.

Interest Rate Spread and Net
   Yield on Earning Assets                        1999                        1998             1997
   (In Thousands)                     Average                     Average                     Average
Assets                                Balance   Interest  Rate    Balance   Interest  Rate    Balance   Interest  Rate
                                     ---------- --------- ------- --------- --------- ------- --------- --------- -----
  Loans                               $ 24,538   $ 2,200   8.97%  $ 21,662   $ 1,991   9.19%  $ 19,744   $ 1,845   9.35%
  Taxable securities                     4,903       292   5.96%     4,384       270   6.15%     4,837       296   6.12%
  Tax-exempt securities (fully
     taxable equivalent basis)           1,099        77   7.03%     1,750       123   7.02%     1,974       135   6.84%
  Federal funds sold and other           1,090        52   4.77%     1,891       103   5.45%     1,425        78   5.47%
                                      --------   -------   ----    -------   -------   -----   -------    ------   -----
     Total interest earning             31,630     2,621   8.29%    29,687     2,487   8.38%    27,980     2,354   8.41%
                                      --------   -------   -----   -------   -------   -----   -------    ------   -----

  Cash and due from banks                2,996                       2,725                       2,635
  Other assets, net                        792                         649                         623
                                    ----------                  ----------                  ----------
      Total Assets                    $ 35,418                    $ 33,061                    $ 31,238
                                    ==========                  ==========                  ==========

Liabilities
  Interest bearing DDA's               $ 4,227        93   2.20%   $ 3,968       107   2.70%   $ 4,021       113   2.80%
  Savings                                7,220       162   2.24%     6,706       166   2.48%     6,546       167   2.56%
  Time deposits                         16,491       894   5.42%    15,329       878   5.73%    14,124       838   5.93%
                                     --------- --------- ------- --------- --------- ------- --------- --------- -------
     Total interest bearing             27,938     1,149   4.11%    26,003     1,151   4.43%    24,691     1,118   4.53%
                                     --------- --------- ------- --------- --------- ------- --------- --------- -------

  DDA's                                  4,053                       3,911                       3,684
  Other liabilities                        279                         283                         370
  Shareholders' equity                   3,148                       2,864                       2,493
                                     ---------                   ---------                   ---------
       Total liabilities
          and equity                  $ 35,418                    $ 33,061                    $ 31,238
                                     =========                   =========                   =========

       Net Interest Income (fully                $ 1,472                     $ 1,336                     $ 1,236
         taxable equivalent basis)               =======                     =======                     =======

       Net yield on interest
         earning assets                                    4.65%                       4.50%                       4.42%
                                                           =====                       =====                       =====

       Net interest spread                                 4.18%                       3.95%                       3.88%
                                                           =====                       =====                       =====

       Interest earning assets/
          interest bearing liabilities                     1.13x                       1.14x                       1.13x

Non-Interest Income

The Company recorded noninterest income of $119,945, a decrease of $12,089 or (9.16)% from $132,034 in 1998. This decrease was attributable to a reduction in service charges on returned checks, non-sufficient funds and other service fees in 1999.

Non-Interest Expense

During 1999, noninterest expense increased by $39,410 or 4.55% from $865,599 in 1998 to $905,009 in 1999. The increases included $33,299 in salaries & benefits which included contributions to the SEP Plan and the normal increase in salaries. The other increases include $4,134 in Premises & Equipment and $2,323 in Legal and Accounting Fees.

Provision for Income Taxes

The provision for income taxes was $189,493 in 1999 compared to $159,097 in 1998, an increase of $30,396 or 19.11%. The effective tax rate, derived by dividing applicable income tax expense by income before taxes, was 31% in 1999 and 30% in 1998.


FINANCIAL CONDITION

Liquidity and Interest Rate Sensitivity

The  Bank's  principal   asset/liability   management   objectives  include  the
maintenance of adequate liquidity and appropriate interest rate sensitivity while maximizing net interest income.

Liquidity is generally defined as the ability to meet cash flow requirements. For a bank, meeting cash flow requirements means having funds available to satisfy customer credit needs as well as having funds available to meet depositor withdrawal requests. For the parent company, liquidity means having funds available to pay cash dividends and other operating expenses.

The Bank's primary sources of short-term liquidity are its securities available for sale and ability to raise money through federal funds purchased. Its longer term sources of liquidity are maturities of securities, loan repayments, normal deposit growth and negotiable certificates of deposit. The primary source of funds for the parent company is the upstream of dividends from the Bank.

Management believes the Bank has adequate sources of liquidity to meet its anticipated requirements.

As previously noted, interest income and interest expense are also dependent on changing interest rates. The relative impact of changing interest rates on net interest income depends on the rate sensitivity to such changes. Rate sensitivity generally depends on maturity structures, call provisions, repayment penalties etc. of the respective financial instruments. The Bank's exposure or sensitivity to changing interest rates is measured by the ratio of rate-sensitive assets to rate-sensitive liabilities. Management believes that the Bank's rate sensitive position is adequate in a normal interest rate movement environment.

GAP Analysis

The following table as of December 31, 1999 reflects how management has matched assets to liabilities that mature or have the ability to reprice in the following time frame:

Assets                        0-90 Days        91-365 Days       1 - 3 Years     3 - 5 Years       5 Years +           Total
------                        ---------        -----------       -----------     -----------       ---------           -----
Loans                        $ 1,938,000       $ 2,268,000       $ 4,190,000      $ 9,725,000      $ 8,583,000       $ 26,704,000
Investments                       90,000         1,404,000         1,818,000          742,000        1,248,000          5,302,000
Federal Funds                    600,000                 0                 0                0                0            600,000
                           -------------    --------------   ---------------   --------------    -------------    ---------------
   Total                       2,628,000         3,672,000         6,008,000       10,467,000        9,831,000         32,606,000
                           -------------    --------------    --------------   --------------    -------------    ---------------

Liabilities
Interest-bearing
   transaction accounts        5,178,000                                                                                5,178,000
Savings                        7,367,000                                                                                7,367,000
Certificates of Deposit        4,640,000         3,610,000         6,668,000        2,016,000                          16,934,000
                           -------------    --------------    --------------   --------------    -------------    ---------------
   Total                      17,185,000         3,610,000         6,668,000        2,016,000                0         29,479,000

Asset/(Liabilities) GAP      (14,557,000)           62,000          (660,000)       8,451,000        9,831,000          3,127,000
                           =============    ==============    ==============   ==============    =============    ===============

Cumulative GAP             $ (14,557,000)    $ (14,495,000)    $ (15,155,000)    $ (6,704,000)     $ 3,127,000
                           =============    ==============    ==============   ==============    =============


Interest-bearing transaction and savings accounts are classified as repricing in 0-90 days as these instruments provide management with the discretion to adjust their rates. Further, because this category has no maturity schedule or early withdrawal penalty, depositors are free to move their funds based on rate alone. Therefore, management recognizes that these categories, although generally lower costing funds, are rate sensitive to the extent of interest rate movements.

The Bank's cumulative 1 year GAP position increased from ($12,756,000) at December 31, 1998 to ($14,495,000) at December 31, 1999 as a result of a decrease of asset maturities in the investment area. Management believes that the GAP overstates true interest sensitivity. Interest exposure is not as significant as expressed in the above schedule as rates on interest-bearing transaction and savings accounts may not reprice on an "instant basis". Management believes liabilities do not need to be repriced as soon as rates begin to move which gives them a "lag time" in the market and for the assets to reprice. It is also their belief that they are in a sufficient position to minimize any adverse effect to the Bank's financial position due to interest rate changes.

Capital

Management attempts to maintain sufficient capital to take advantage of market opportunities, yet provide a fair return to its shareholders.

The National Bank Act places limitations on the ability of the Bank to declare and pay dividends. As a general matter, the Bank may not pay dividends greater than the total of the Bank's net profits for that year combined with its retained net profits of the two preceding years. Further, the Comptroller of the Currency may prohibit the payment of cash dividends where it deems the payment to be an unsafe and unsound banking practice. Under the most restrictive of the dividend restrictions, in 2000 the Bank could pay additional dividends of approximately $562,000 plus 2000 net income to the Holding Company.

Management believes that a strong capital position is paramount to its continued profitability and continued depositor and investor confidence. It also provides Huron National Bank flexibility to take advantage of growth opportunities and to accommodate larger Bank loan customers. Regulators have established "risk-based" capital guidelines for banks and bank holding companies. Because of the Company's and Bank's size, regulatory capital requirements apply only to the Bank.

Under the guidelines, minimum capital levels are established for risk based and total assets. For the risk based computation, the ratio is based on the perceived risk in asset categories and certain off-balance-sheet items, such as standby letters of credit. The guidelines define Tier 1 capital and Tier 2 capital. Tier 1 capital includes common shareholders' equity, while Tier 2 Capital adds the allowance for loan losses. Tier 1 Capital cannot exceed Tier 2 Capital. Banks are required to have ratios of Tier 1 Capital to risk weighted assets of 4% and total capital (Tier 1 plus Tier 2) of 8%. At December 31, 1998, Huron National Bank had capital ratios well above the minimum regulatory guidelines as noted within footnote 14 of the Consolidated Financial Statements.

Loans and Loan Review Process

Maintaining  high asset  quality  is a key  determinant  of the Bank's  success.
Therefore,   Management   continually  monitors  impaired,   non-performing  and
delinquent loans and reports them monthly to the Board of Directors.

Non-accrual and loans past due 90 days or more approximated $79,000 or 0.29% of total loans at December 31, 1999 compared to approximately $29,000 or 0.12% a year earlier.

The provision for loan losses was $12,000 in 1999, $21,000 in 1998 and $36,000 in 1997. For the same years, charge-offs, net of recoveries, were $9,296, $22,384 and $30,324, respectively.

The allowance for loan losses is at $181,951 or 0.68% of total loans at December 31, 1999 compared to $179,247 or 0.76% of total loans at year-end 1998. The allowance is consistent with Management's recognition of problem loans along with Management's strategy to emphasize the quality of the loan portfolio. The allowance is considered adequate by Management. (See also Note 1 to the Consolidated Financial Statements)

Effects of Inflation

Inflation can have a significant affect on the reported financial operating results of all industries. This is especially true in industries with a high proportion of fixed assets and inventory. Inflation has an impact on the growth of total assets in the banking industry and the need to maintain a proper level of equity capital.

Interest rates are significantly affected by inflation, but it is difficult to assess the impact since neither the timing nor the magnitude of the changes in the consumer price index coincide with changes in interest rates. There is, of course, an impact on longer-term earning assets; however, this effect continues to diminish as investment maturities are shortened and interest-earning assets and interest-bearing liabilities shift from fixed-rate long-term to rate-sensitive short-term.

BUSINESS

Huron National Bancorp, Inc., along with its wholly-owned subsidiary, Huron National Bank, provides its customers with a full line of commercial banking services with its only office located in Rogers City, Michigan. The Bank's customer base consists of individuals, agricultural concerns, resort and related businesses and small to medium-sized manufacturing companies. The Bank's service area consists primarily of Presque Isle County in the northeastern portion of Michigan's lower peninsula.

Huron National Bank is the largest of two banks located in Rogers City. The other was purchased by a bank holding company and converted into a branch office. The Bank also competes for loans and deposits with a savings and loan institution, and two credit unions. In addition, a total of three other Banks operate branches in Presque Isle County, and money market funds also compete for deposits in the Bank's service area.

The Bank regularly makes commitments for secured term loans and commitments for lines of credit. These lines of credit are reviewed on an annual basis by the Bank's Board of Directors. However, these commitments are firm only to the extent that the respective borrower maintains a satisfactory credit history and does not represent any unusual credit risk. The Bank had $2,318,500 and $2,308,200 as of December 31, 1999 and 1998 in outstanding lines of credit and commitments to make loans of which $827,922 and $1,041,940 were still available to the respective borrower. Furthermore, the Bank had issued letters of credit totaling $288,248 as of December 31, 1999.

A portion of the Bank's deposits are obtained from and loans made to agricultural concerns and resort and related businesses. There are no other material concentrations of credit to, nor have other material portions of the deposits been received from, a single person, persons, industry or group.

The economy of the market area served by the Bank is significantly influenced by the seasonal effects of the tourist and agricultural industries. The business of the Bank has been only mildly affected by the seasonal aspects of these components of the local economy.

As of December 31, 1999, the Bank did not have any foreign sources or applications of funds.

Compliance with federal, state, and local statutes and/or ordinances relating to the protection of the environment is not expected to have any material effect upon the Bank's capital expenditures, earnings, or competitive position.

The Bank employed 14 full-time employees and 4 part-time employees at December 31, 1999.

The Bank does not offer commercial, consumer, international, trust, or municipal trading services.

                        DIRECTORS AND EXECUTIVE OFFICERS

ERVIN R. NOWAK                             EUGENE MCLEAN
Chairman of the Board of:                  Director of:
  Huron National Bancorp, Inc. and           Huron National Bancorp, Inc.
  Huron National Bank                        Huron National Bank
President of Builders Mart, Inc.           Retired Shipping Captain

MARVIN C. BEATTY                           LYNWOOD LAMB
Vice-Chairman of:                          Director of:
  Huron National Bancorp, Inc.               Huron National Bancorp, Inc.
  Huron National Bank                        Huron National Bank
Owner StateWide Real Estate                Investment Advisor

LOUIS DEHRING                              MICHAEL L. CAHOON
Director of:                               President and Chief Executive Officer
  Huron National Bancorp, Inc.             and Director of:
  Huron National Bank                        Huron National Bancorp, Inc.
Owner Paull Investments                      Huron National Bank

DONALD A. HAMPTON                          LEON DELEKTA
Director of:                               Director of:
  Huron National Bancorp, Inc.               Huron National Bancorp, Inc.
  Huron National Bank                        Huron National Bank
President of The Buoy, Inc. and            Retired Potato Farmer and
Hampton IGA, Inc.                          Truck Transportation

JOHN A. TIERNEY                            PAULETTE D. KIERZEK
Director of:                               Cashier of Huron National Bank
  Huron National Bancorp, Inc.             Chief Financial Officer of:
  Huron National Bank                        Huron National Bancorp, Inc.
Owner of Tierney & Williams, Inc.,         Secretary to the Board of:
President of 211 Bar & Restaurant;           Huron National Bancorp, Inc.
Partner of Knost Cottages; and Secretary-    Huron National Bank
Treasurer of Aurora Gas Company

DALE L. BAUER
Vice-President of:
  Huron National Bank

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Huron National Bancorp, Inc.
Rogers City, Michigan

We have audited the accompanying consolidated balance sheets of Huron National Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Huron National Bancorp, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

As disclosed in Note 1 to the consolidated financial statements, on July 1, 1999 the Company changed its method of accounting for derivative instruments and hedging activities to comply with new accounting guidance.



                                             /s/ Crowe, Chizek and Company LLP
                                             Crowe, Chizek and Company LLP
11

HURON NATIONAL BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

ASSETS                                                                             1999                           1998
                                                                                   ----                           ----
    Cash and due from banks                                                      $3,634,757                   $3,220,603
    Federal funds sold                                                              600,000                    1,700,000
           Total Cash and cash equivalents                                        4,234,757                    4,920,603
    Securities available for sale                                                 4,814,098                    2,054,141
    Securities held to maturity
        (Fair value of $490,000 in 1999
          and $3,577,000 in 1998)                                                   487,584                    3,508,157

    Loans                                                                        26,703,817                   23,557,972
        Allowance for loan losses                                                  (181,951)                    (179,247)
           Net loans                                                             26,521,866                   23,378,725

    Bank premises and equipment - net                                               442,326                      471,895
    Accrued interest receivable                                                     265,011                      267,182
    Other real estate owned                                                               0                       21,448
    Other assets                                                                    113,392                      106,528
                                                                               ============                 ============
              Total Assets                                                     $ 36,879,034                 $ 34,728,679
                                                                               ============                 ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits
        Non interest-bearing transaction accounts                                $3,968,819                   $3,856,217
        Interest-bearing transaction accounts                                     5,177,940                    4,534,327
        Savings                                                                   7,366,913                    6,856,482
        Time                                                                     16,933,772                   16,207,688
              Total deposits                                                     33,447,444                   31,454,714
    Accrued interest payable                                                         70,036                       73,729
    Other liabilities                                                               173,760                      247,039
              Total liabilities                                                  33,691,240                   31,775,482

Shareholders' Equity
    Common stock, $10 par value:  100,000 shares
      authorized and 62,500 outstanding                                             625,000                      625,000
    Additional paid in capital                                                      625,000                      625,000
    Retained earnings                                                             1,985,816                    1,691,297
    Accumulated other comprehensive income (loss), net
      of tax of $24,738 in 1999 and ($6,129) in 1998                                (48,022)                      11,900
              Total shareholders' equity                                          3,187,794                    2,953,197
                                                                              =============                 ============
                 Total liabilities and shareholders' equity                    $ 36,879,034                 $ 34,728,679
                                                                              =============                 ============

                             See accompanying notes
12

HURON NATIONAL BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
              For the years ended December 31, 1999, 1998, and 1997

                                                                     1999                     1998                   1997
Interest Income                                                      ----                     ----                   ----
    Loans, including fees                                          $ 2,200,281              $ 1,990,859           $ 1,845,367
    Federal funds sold                                                  49,530                  101,184                75,557
    Securities:
      Taxable                                                          292,201                  269,853               296,320
      Tax exempt                                                        51,264                   81,034                89,085
      Other                                                              2,250                    2,250                 2,250
                                                                 -------------            -------------            ----------
        Total interest income                                        2,595,526                2,445,180             2,308,579

Interest Expense
    Deposits                                                         1,189,450                1,151,318             1,117,854
                                                                 -------------            -------------            ----------
Net Interest Income                                                  1,406,076                1,293,862             1,190,725

Provision for Loan Losses                                               12,000                   21,000                36,000
                                                                 -------------            -------------            ----------
Net Interest Income After
   Provision for Loan Losses                                         1,394,076                1,272,862             1,154,725

Non-Interest Income
    Service charges                                                     78,789                   87,855                89,426
    Other                                                               41,156                   44,179                46,006
                                                                 -------------            -------------            ----------
        Total non-interest income                                      119,945                  132,034               135,432

Non-Interest Expense
    Salaries and benefits                                              468,777                  435,478               408,008
    Premises and equipment                                             137,094                  132,960               126,685
    Legal and accounting fees                                           59,049                   56,726                57,915
    Other operating expense                                            240,089                  240,435               226,262
                                                                 -------------            -------------            ----------
        Total non-interest expense                                     905,009                  865,599               818,870

Income Before Income Tax                                               609,012                  539,297               471,287

Provision for Income Tax                                               189,493                  159,097               133,356
                                                                 -------------            -------------            ----------
Net Income                                                           $ 419,519                $ 380,200             $ 337,931
                                                                 =============            =============            ==========

Basic and diluted Earnings Per Share                                    $ 6.71                   $ 6.08                $ 5.41
                                                                 =============            =============            ==========

                             See accompanying notes

HURON NATIONAL BANCORP, INC.

    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY For the years ended December 31, 1999, 1998, and 1997

                                                                                                     Other
                                                                                                 Comprehensive
                                                                   Additional                      Income (loss),       Total
                                                      Common        Paid In        Retained            Net           Shareholders'
                                                       Stock        Capital        Earnings          Of Tax             Equity
BALANCE AT JANUARY 1, 1997                           $ 625,000     $ 625,000      $ 1,185,666         $ 4,007       $ 2,439,673
    Net income for the year                                                           337,931                           337,931
    Other comprehensive income:
       Net change in unrealized gains (losses)
         on securities available for sale,
         net of tax                                                                                       246               246
                                                                                                                 ---------------
           Total comprehensive income                                                                                   338,177
    Cash dividends ($1.60 per share)                                                 (100,000)                         (100,000)
                                                  ------------- -------------  ---------------  --------------   ---------------

BALANCE AT DECEMBER 31, 1997                           625,000       625,000        1,423,597           4,253         2,677,850
    Net income for the year                                                           380,200                           380,200
    Other comprehensive income:
       Net change in unrealized gains (losses)
         on securities available for sale,
         net of tax                                                                                     7,647             7,647
                                                                                                                 ---------------
           Total comprehensive income                                                                                   387,847
    Cash dividends ($1.80 per share)                                                 (112,500)                         (112,500)
                                                  ------------- -------------  ---------------  --------------   ---------------

BALANCE AT DECEMBER 31, 1998                           625,000       625,000        1,691,297          11,900         2,953,197
    Net income for the year                                                           419,519                           419,519
    Other comprehensive income:
       Net change in unrealized gains (losses)
         on securities available for sale, net of                                                     (59,922)          (59,922)
           reclassification adjustments and tax effects
       Net cumulative effect of adopting
          SFAS No. 133
           Total other comprehensive income (loss)
           Total comprehensive income                                                                                   359,597
    Cash dividends ($2.00 per share)                                                 (125,000)                         (125,000)
                                                  ------------- -------------  ---------------  --------------   ---------------
BALANCE AT DECEMBER 31, 1999                         $ 625,000     $ 625,000      $ 1,985,816       $ (48,022)      $ 3,187,794
                                                  ============= =============  ===============  ==============   ===============


HURON NATIONAL BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1999, 1998, and 1997

CASH FLOWS FROM OPERATING ACTIVITIES                                                  1999               1998               1997
    Net income                                                                     $ 419,519          $ 380,200          $ 337,931
    Adjustments to reconcile net income to net cash
      from operating activities
        Depreciation and amortization                                                 57,443             54,291             45,815
        Net premium amortization and discount accretion on securities                218,911            144,832            133,489
        Provision for loan losses                                                     12,000             21,000             36,000
        Increase/(decrease) in cash from change in assets and liabilities:
            Interest receivable                                                        2,171              3,480            (36,030)
            Other assets and other real estate                                        14,584             24,294            (36,968)
            Interest payable                                                          (3,693)            11,440               (927)
            Other liabilities                                                        (42,412)            80,150            (32,548)
                                                                              ---------------    ---------------    ---------------
                Net cash from operating activities                                   678,523            719,687            446,762
                                                                              ---------------    ---------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Available-for-sale securities:
        Purchases                                                                 (1,997,513)        (1,070,932)          (988,751)
        Maturities                                                                 1,281,429          1,000,000            750,000
    Held-to-maturity securities:
        Purchases                                                                          0           (501,852)        (1,216,735)
        Maturities                                                                   667,000          1,510,000          1,839,000
    Net increase in loans                                                         (3,155,141)        (3,748,103)          (721,289)
    Purchases of property and equipment, net                                         (27,874)            (9,413)           (73,990)
                                                                              ---------------    ---------------    ---------------
                Net cash used in investing activities                             (3,232,099)        (2,820,300)          (411,765)
                                                                              ---------------    ---------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposit accounts                                               1,992,730          2,742,665          1,118,039
    Dividends paid                                                                  (125,000)          (112,500)          (100,000)
                                                                              ---------------    ---------------    ---------------
                Net cash from financing activities                                 1,867,730          2,630,165          1,018,039
                                                                              ---------------    ---------------    ---------------

NET INCREASE/(DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                                  (685,846)           529,552          1,053,036
CASH AND CASH EQUIVALENTS AT:
  BEGINNING OF PERIOD                                                              4,920,603          4,391,051          3,338,015
                                                                              ---------------    ---------------    ---------------
  END OF PERIOD                                                                  $ 4,234,757        $ 4,920,603        $ 4,391,051
                                                                              ===============    ===============    ===============

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION
    Cash paid during the period for:
      Interest                                                                   $ 1,193,143        $ 1,137,543        $ 1,118,781
      Federal income tax                                                             241,169             79,304            169,413

Non cash investing activities
Loans in the amount of $21,448 and $23,448 were transferred to other real estate in 1998 and 1997.
Transferred from held-to-maturity securities to available-for-sale   $ 2,294,050

                             See accompanying notes

HURON NATIONAL BANCORP, INC.


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998, and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

     NATURE OF OPERATIONS ~ The consolidated financial statements include the accounts of Huron National Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Huron National Bank (the "Bank"). All material intercompany balances and transactions are eliminated in consolidation.

     The Company is engaged in the business of commercial and retail banking, with operations conducted through its office located in Rogers City, Michigan. The surrounding communities are the source of substantially all of the Company's deposit and loan activities. The majority of the Company's income is derived from commercial and retail lending activities. Primarily all installment and residential loans are secured by real and personal property. Approximately 90% of commercial loans are secured by real estate.

     USE OF ESTIMATES ~ To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and the fair value of financial instruments are particularly subject to change.

     SECURITIES ~ Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported net of tax, as a component of other comprehensive income. Securities are classified as trading when held for short term periods in anticipation of market gains, and are carried at fair value. Securities are written down to fair value when a decline in fair value is not temporary.

As of July 1, 1999, the Company adopted Statements of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires all derivatives to be recorded at fair value. Unless designated as hedges, change in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedged item if not otherwise recorded. As permitted in SFAS No. 133, the Company transferred securities with an amortized cost of $xxxxxxxxxxx and a fair value of $xxxxxxxx from the held to maturity portfolio to the available for sale portfolio. None of these securities were sold during the third quarter of 1999. The Company does not have any derivative instruments nor does the Company have any hedging activities.

Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and discounts.

     ALLOWANCE FOR LOAN LOSSES ~ Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any charge-offs that occur. A loan is charged-off against the allowance by management as a loss when deemed uncollectible, although collection efforts may continue and future recoveries may occur.

Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses may be allocated to impaired loans.

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment.

Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectable. This typically occurs when the loan is 120 days or more past due.

     LOANS ~ Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses, and charge-offs, net of recoveries. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 120 days. Payments received on such loans are reported as principal reductions.

     BANK PREMISES AND EQUIPMENT ~ Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both straight-line and accelerated methods over their estimated useful lives. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur, and major improvements are capitalized. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

     OTHER REAL ESTATE ~ Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net loss on other real estate.

     INCOME TAXES ~ Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

     STATEMENT OF CASH FLOWS ~ Cash and cash equivalents is defined to include cash on hand, demand deposits in other institutions and federal funds sold. Federal funds are generally sold for one day periods. The Company reports customer loan transactions and deposit transactions on a net cash flow basis.

     EARNINGS PER SHARE ~ Basic earnings per share is computed using the weighted average number of shares oustanding. The number of shares used in the computation of basic earnings per share was 62,500 for all years presented. The Bank did not have any dilutive shares at December 31, 1999, 1998, or 1997.

     SEGMENTS ~ Huron National Bancorp, Inc. and its subsidiary, Huron National Bank, provide a broad range of financial services to individuals and companies in northern Michigan. These services include demand, time and savings deposits; lending; ATM processing; and cash management. While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

     COMPREHENSIVE INCOME ~ Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, net of taxes, which is recognized as a separate component of equity.

     RECLASSIFICATIONS ~ Some items in prior financial statements have been reclassified to conform with the current presentation.

NOTE 2 - CASH AND DUE FROM BANKS

     As of December 31, 1999, the Bank was required to maintain cash balances with the Federal Reserve Bank in the amount of $75,000.

NOTE 3 - SECURITIES

     Securities  have  been  classified  in  the  Consolidated   Balance  Sheets
according to management's intent. The amortized cost of securities and their estimated fair values at December 31 were as follows:

                                                                          Gross              Gross
           1999                                      Amortized          Unrealized        Unrealized
        Securities Available for Sale:                  Cost              Gains             Losses           Fair Value
              U.S. Treasury                            $ 298,944                             $ (2,506)         $ 296,438
              U.S. Agency                              1,645,647                              (39,444)         1,606,203
              Mortgage-backed                            427,862                              (15,252)           412,610
              State and Municipal                      1,784,804                              (14,660)         1,770,144
              Corporate                                  729,601                                 (898)           728,703
                                                  --------------     ------------         ------------     -------------
                                                     $ 4,886,858              $ -           $ (72,760)       $ 4,814,098
                                                  ==============     ============         ============     =============

        Securities Held to Maturity:
              State and Municipal                      $ 487,584          $ 2,726           $                  $ 490,310
                                                  --------------     ------------         ------------     -------------
                                                       $ 487,584          $ 2,726           $ -                $ 490,310
                                                  ==============     ============         ============     =============

                                                                          Gross              Gross
           1998                                      Amortized          Unrealized        Unrealized            Fair
        Securities Available for Sale:                  Cost              Gains             Losses              Value
              U.S. Treasury                           $ 501,457            $ 4,559       $                    $ 506,016
              U.S. Agency                               811,874              1,312              (170)           813,016
                                                   ------------       ------------
             State and Municipal                        249,187              6,188                              255,375
                                                                      ------------
              Corporate                                 473,594              6,140                              479,734
                                                   ------------       ------------       -----------       ------------
                                                    $ 2,036,112           $ 18,199            $ (170)       $ 2,054,141
                                                   ============       ============       ===========       ============

        Securities Held To Maturity:
              Mortgage-backed                          $ 88,620              $ 369       $                     $ 88,989
              State and Municipal                     2,706,410             60,638              (246)         2,766,802
              Corporate                                 713,127              7,670                              720,797
                                                   ------------       ------------       -----------       ------------
                                                    $ 3,508,157           $ 68,677            $ (246)       $ 3,576,588
                                                   ============       ============       ===========       ============

There were no sales of securities during 1999, 1998 or 1997. There were no transfers of securities classified as held to maturity during 1999, 1998 or 1997.

The amortized cost and estimated fair value of securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Available for Sale                     Held to Maturity
                                                     Amortized Cost        Fair Value        Amortized Cost     Fair Value
        Due in one year or less                        $ 1,327,769        $ 1,325,730         $ 168,280         $ 168,500
        Due after one year through five years            1,851,959          1,827,320           319,304           321,810
        Due after five years through ten years           1,279,267          1,248,438                 0                 0
                                                     -------------       ------------      ------------      ------------
             Subtotal                                    4,458,995          4,401,488           487,584           490,310
        Mortgage-backed                                    427,862            412,610                 0                 0
                                                     -------------      -------------      ------------      ------------

                  Totals                               $ 4,886,857        $ 4,814,098         $ 487,584         $ 490,310
                                                     =============      =============      ============      ============

Securities available for sale with a carrying value of $298,944 at December 31, 1999 were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 4 - LOANS

Loans consist of the following at December 31:

                                                                       1999              1998
                        Commercial                                $ 3,381,098       $ 3,135,530
                        Real estate                                15,435,985        13,333,405
                        Installment                                 7,886,734         7,089,037
                                                               --------------    --------------
                                  Total loans                     $26,703,817       $23,557,972
                                                               ==============    ==============

Certain directors and executive officers of the Company, including associates of such persons, were also loan customers. The following is a summary of the balance and activity of loans to such parties.

                                                                        1999
             Balance - January 1                                     $ 600,442
                  New loans                                            226,088
                  Repayments                                           (69,065)
                                                                  ------------
             Balance - December 31                                   $ 757,465
                                                                  ============

NOTE 5 -  ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:

                                                                              1999              1998               1997
                    Balance at beginning of year                            $ 179,247         $ 180,631         $ 174,955
                    Additions (Deductions)
                         Provision for loan losses                             12,000            21,000            36,000
                         Recoveries credited to allowance                       4,155             2,332             4,905
                         Loans charged-off                                    (13,451)          (24,716)          (35,229)
                                                                          -----------       -----------       -----------
                    Balance at end of year                                  $ 181,951         $ 179,247         $ 180,631
                                                                          ===========       ===========       ===========

During the years 1999 and 1998, the balance of impaired loans was considered to be immaterial.

NOTE 6 - BANK PREMISES AND EQUIPMENT - NET

Bank premises and equipment consist of the following at December 31:

                                                                                         Accumulated         Carrying
                1999                                                     Cost            Depreciation          Value
                Land                                                       $ 60,000                          $ 60,000
                Bank building and improvements                              483,260         $ (226,430)       256,830
                Furniture and equipment                                     468,427           (342,931)       125,496
                                                                    ---------------   ----------------   ------------
                     Total                                              $ 1,011,687         $ (569,361)     $ 442,326
                                                                    ===============   ================   ============

                1998
                Land                                                       $ 60,000                          $ 60,000
                Bank building and improvements                              483,260         $ (212,595)       270,665
                Furniture and equipment                                     446,004           (304,774)       141,230
                                                                    ---------------   ----------------   ------------
                     Total                                                $ 989,264         $ (517,369)     $ 471,895
                                                                    ===============   ================   ============


Provisions for depreciation of $57,443, $54,291, and $45,815, were included in non-interest expense in 1999, 1998 and 1997, respectively.

NOTE 7 - DEPOSITS

The Bank had approximately $2,582,000 and $1,989,000 in time deposits issued in denominations of $100,000 or more as of December 31, 1999 and 1998, respectively. Interest expense on time deposits issued in denominations of $100,000 or more was approximately $95,000, $103,000, and $103,000 in 1999, 1998 and 1997, respectively.

At year-end 1999, stated maturities of time deposits were:

                                   2000                $8,249,963
                                   2001                 5,281,166
                                   2002                 1,386,594
                                   2003                 1,223,671
                                   2004                   792,378
                                                 ----------------
                                                     $ 16,933,772
                                                 ================

Related party deposits totaled $359,614 and $534,135 at year-end 1999 and 1998.

NOTE 8 - INCOME TAX

The provision for federal income tax for the years ended December 31 consists of the following:

                                                                                      1999            1998            1997
              Current expense                                                        $ 180,187        $ 186,242       $ 109,543
              Deferred expense (benefit)                                                 9,306          (27,145)         23,813
                                                                                  ------------     ------------    ------------
                   Provision for income tax                                          $ 189,493        $ 159,097       $ 133,356
                                                                                  ============     ============    ============

Included in other liabilities are deferred tax balances arising from the following items:

                                                                                                           December 31,
              Deferred tax liabilities:                                                               1999             1998
                 Effects of preparing tax return on a cash basis                                      $ (60,582)      $ (48,122)
                 Property and equipment                                                                (101,392)       (105,165)
                 Unrealized gain on securities available for sale                                                        (6,130)
                 Other                                                                                   (4,687)         (2,876)
                                                                                                    -----------     -----------
                                                                                                       (166,661)       (162,293)
              Deferred tax assets:
                 Allowance for loan losses                                                               39,966          39,046
                 Unrealized loss on securities available for sale                                        24,738
                 Other                                                                                      754             482
                                                                                                    -----------     -----------
                                                                                                         65,458          39,528
                                                                                                    -----------     -----------
                        Net deferred tax liability                                                   $ (101,203)     $ (122,765)
                                                                                                    ===========     ===========

The difference between the financial statement tax expense and amounts computed by applying the statutory federal tax rate of 34% to pretax income is reconciled as follows:

                                                                                      1999            1998            1997
                          Statutory rate applied to income before taxes              $ 207,064        $ 183,361       $ 160,238

                          Add (deduct)
                             Tax-exempt interest income                                (21,495)         (27,478)        (20,165)
                             Other                                                       3,924            3,214          (6,717)
                                                                                  ------------     ------------     -----------
                                    Provision for income tax                         $ 189,493        $ 159,097       $ 133,356
                                                                                  ============     ============     ===========

NOTE 9 - OTHER OPERATING EXPENSE

Other operating expenses for the years ended December 31 consist of the following:

                                                                                        1999            1998            1997
                          Office supplies                                             $ 27,793         $ 25,660        $ 28,827
                          Directors fees                                                57,200           52,800          50,400
                          Legal and examination fees                                    59,049           56,726          57,915
                          General insurance                                             19,065           19,282          19,560
                          ATM fees                                                      25,406           23,929          22,137
                          Other expense                                                 51,576           62,038          47,423
                                                                                  ------------     ------------    ------------
                                    Total other operating expenses                   $ 240,089        $ 240,435       $ 226,262
                                                                                  ============     ============    ============

NOTE 10 - COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include letters of credit and unused lines of credit. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is presented by the contractual amount of those instruments. The Bank follows the same credit policy to make such financial instruments as is followed for those loans recorded in the financial statements.

As of December 31, the Bank had outstanding letters of credit, commitments to make loans and unused lines of credit as follows:

                                                                                   1999              1998
                          Outstanding letters of credit                          $ 288,248        $ 199,571
                          Commitments to make loans
                             and unused lines of credit                          $ 827,922      $ 1,041,940

All commitments above are at fixed rates and carry rates of interest from 8% to 11% and generally expire within one year.

Since certain commitments to make loans and fund lines of credit expire without being used, the amount does not necessarily represent future cash commitments.

From time to time claims are made against the Company in the normal course of business. There were no material outstanding claims at December 31, 1999.

The Company's loan and deposit relationships are not concentrated in any particular industry, nor is there significant dependence on any one employer. Noninterest-bearing deposits and federal funds sold and held by Bank One, amounted to $2,684,855 and $3,787,817 at December 31, 1999 and 1998,
respectively.

NOTE 11 - DIVIDENDS

Guidelines with respect to maintenance of capital adopted by federal banking law limits the amount of cash dividends the Bank can pay to the Holding Company to the extent of net retained profits (as defined by the regulatory agencies) for the current and two preceding years, and is further limited by the requirement that the Bank maintain positive retained earnings. Under the most restrictive of the above regulations, in 2000 the Bank is limited to paying additional dividends of approximately $562,000 plus 2000 net income.

NOTE 12 - PENSION PLAN

The Bank has a Simplified Employee Pension (SEP) Plan that is a defined contribution plan. Employees become eligible to participate in the SEP Plan after two years of service in the immediately preceding five plan years and after attaining the age of 21. In each plan year the Bank may contribute to the Plan the lesser of $30,000 or a percentage of each participant's compensation as reported on Form W-2. The contribution is determined annually by the Bank's Board of Directors. Also, participants may make contributions to the Plan subject to certain requirements and limitations. In all cases, Bank and participant contributions may not exceed limitations established by the Internal Revenue Service. Expense recognized by the Bank in relation to the SEP Plan for the year ended December 31, 1999, 1998 and 1997 was $7,106, $6,653 and $7,348,
respectively.

NOTE 13 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Carrying amount is a reasonable estimate of fair value for cash and cash equivalents, Federal Reserve stock, accrued interest receivable and payable, demand deposits, savings accounts and money market deposits.

Fair value of other financial instruments is estimated as follows:

Fair values for securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

Fair value of fixed and variable rate loans is principally estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

The fair value of fixed-maturity certificates of deposit is estimated by discounting cash flows using the rates currently offered for deposits of similar remaining maturities.

The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair value of commitments to extend credit and standby letters of credit were immaterial at the reporting date presented.

The carrying values and fair values of the Company's financial instruments (in thousands) are as follows as of year-end.

                                                                     1999                        1998
                                                             Carrying       Fair         Carrying       Fair
                                                              Value         Value         Value         Value
                    Financial assets
                         Cash and cash equivalents            $ 4,235      $ 4,235        $ 4,921      $ 4,921
                         Securities                             5,302        5,304          5,562        5,631
                         Loans, net                            26,522       26,680         23,379       23,563
                         Federal Reserve stock                     38           38             38           38
                         Accrued interest receivable              265          265            267          267

                    Financial liabilities
                         Deposits                             (33,447)     (33,313)       (31,455)     (31,539)
                         Accrued interest payable                 (70)         (70)           (74)         (74)

NOTE 14 - REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

At year-end, the Bank's actual capital levels (in millions) and minimum required levels were:

                                                                                                   Minimum Required To
                                                                        Minimum Required           Be Well Capitalized
                                                                           For Capital           Under Prompt Corrective
                                                        Actual          Adequacy Purposes          Action Regulations
           1999                                    Amount     Ratio     Amount     Ratio          Amount         Ratio
           Total capital (to risk weighted assets)  $3.4      14.4%      $1.9       8.0%           $2.4          10.0%
           Tier 1 capital (to risk weighted assets) $3.2      13.6%      $1.0       4.0%           $1.4           6.0%
           Tier 1 capital (to average assets)       $3.2       8.9%      $1.4       4.0%           $1.8           5.0%

           1998
           Total capital (to risk weighted assets)  $3.1      14.2%      $1.8       8.0%           $2.2          10.0%
           Tier 1 capital (to risk weighted assets) $2.9      13.4%      $0.9       4.0%           $1.3           6.0%
           Tier 1 capital (to average assets)       $2.9       8.6%      $1.4       4.0%           $1.7           5.0%

The Bank at year end 1999 and 1998 was categorized as well capitalized. Management knows of no events which would change the Bank's classification.

NOTE 15 - HURON NATIONAL BANCORP, INC.  (PARENT COMPANY ONLY)

CONDENSED FINANCIAL INFORMATION

Presented below are condensed financial statements for the parent company:

                                               CONDENSED BALANCE SHEETS
                                                                                        December 31,
           ASSETS                                                                   1999           1998
                Cash and cash equivalents                                            $ 2,613        $ 1,372
                Investment in Huron National Bank                                  3,185,181      2,951,825
                                                                                ------------     ----------
                     Total Assets                                                 $3,187,794     $2,953,197
                                                                                ============     ==========

           LIABILITIES                                                                   $ -            $ -

           SHAREHOLDERS' EQUITY                                                  $ 3,187,794    $ 2,953,197
                                                                                ------------    -----------
                     Total liabilities and shareholders' equity                   $3,187,794     $2,953,197
                                                                                ============    ===========

NOTE 15 - HURON NATIONAL BANCORP, INC. (PARENT COMPANY ONLY)


                                                   CONDENSED STATEMENTS OF INCOME

                                                                                         Years Ended December 31,
                                                                                  1999             1998             1997
         OPERATING INCOME
              Dividends from Huron National Bank                                  $ 135,000        $ 122,500        $ 100,000

         OPERATING EXPENSES
              Other expenses                                                          8,759           10,719            9,848
                                                                                -----------       ----------      -----------
         Income before equity in undistributed
            net income of subsidiary                                                126,241          111,781           90,152

         Equity in undistributed net income of subsidiary                           293,278          268,419          247,779
                                                                                -----------       ----------      -----------
         NET INCOME                                                               $ 419,519        $ 380,200        $ 337,931
                                                                                ===========       ==========      ===========

                                                CONDENSED STATEMENTS OF CASH FLOWS

                                                                                         Years Ended December 31,
                                                                                  1999              1998               1997
         Cash Flows from Operating Activities
              Net income                                                          $ 419,519        $ 380,200        $ 337,931
              Adjustments to reconcile net income to
                 cash from operating activities:
              Equity in undistributed net income
                 of subsidiary                                                     (293,278)        (268,419)        (247,779)

         Net Cash From Operating Activities                                         126,241          111,781           90,152
                                                                                -----------      -----------      ------------
         Cash Flows from Financing Activities
              Dividends paid                                                       (125,000)        (112,500)        (100,000)
                                                                                -----------      -----------      ------------
              Net Cash from Financing Activities                                   (125,000)        (112,500)        (100,000)
                                                                                -----------     ------------      ------------
         Net Change in Cash and Cash Equivalents                                      1,241             (719)          (9,848)
         Cash and Cash Equivalents
              Beginning of the Period                                                 1,372            2,091           11,939
                                                                                -----------     ------------      ------------
              End of the Period                                                     $ 2,613          $ 1,372          $ 2,091